EXHIBIT 5.1

December 28, 2006

a21, Inc.
7660 Centurion Parkway
Jacksonville, Florida 32256

Ladies and Gentlemen:

We have acted as counsel to a21, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form SB-2 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to the resale of an aggregate of 95,393,421 shares (the “Shares”) of the Company’s common stock, par value $.001 per share, by the selling stockholders listed in the Registration Statement. Of the Shares, (i) 60,820,333 Shares are issued and outstanding (the “Outstanding Shares”), (ii) 6,701,800 Shares are issuable upon exercise of warrants (the “Warrant Shares”), (iii) 4,025,139 Shares are issuable upon conversion of the Preferred Stock of the Company’s subsidiary, Superstock, Inc. (the “Preferred Shares”), and (iv) 23,846,149 Shares are issuable upon conversion of promissory notes (the “Note Shares”).

In that connection, we have reviewed such matters of law and examined and relied upon all such corporate records, agreements, certificates and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the original of all documents submitted to us as copies thereof. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of officers and responsible employees and agents of the Company.

While certain members of this firm are admitted to practice in certain jurisdictions other than New York, in rendering the foregoing opinions we have not examined the law of any jurisdiction other than the United States, New York and Delaware (our review of Delaware law being limited to Delaware’s General Corporation Law (“DGCL”)). Accordingly, the opinions we express herein are limited to matters involving the laws of the United States, New York, and the DGCL.

Based upon and subject to the foregoing, we are of the opinion that:

(a) the Outstanding Shares are validly issued, fully paid and non-assessable;

(b) the Warrant Shares, when issued in accordance with the terms of the applicable warrant and fully paid for in accordance with the terms of the applicable warrant, will be validly issued, fully paid and non-assessable;

(c) the Preferred Shares, when issued in accordance with the terms of the agreements relating to the conversion of the applicable shares of preferred stock, will be validly issued, fully paid and non-assessable; and

(d) the Note Shares, when issued in accordance with the terms of the applicable promissory notes, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption “Legal Matters” in the prospectus constituting a part thereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-B promulgated under the Act.

Very truly yours,

/s/ Loeb & Loeb LLP
Loeb & Loeb LLP